HEOP 4Q08 Results
January 26, 2009

Contacts:	Lawrence P. Ward, CEO
Margaret Torres, CFO
805-369-5200

Heritage Oaks Bancorp Earns $1.6 Million in 2008;
Includes $12.2 Million Loan Loss Provision for 2008

Paso Robles, CA – January 26, 2009 – Heritage Oaks Bancorp (NASDAQ: HEOP), the parent company of Heritage Oaks Bank, today reported that following a $6.0 million provision for loan losses, it had a net loss of $1.3 million, or $0.16 per diluted share, for the fourth quarter of 2008, compared to net income of $2.0 million, or $0.25 per diluted share, in the fourth quarter a year ago.  For the full year, following a $12.2 million provision for loan losses, Heritage Oaks earned $1.6 million, or $0.21 per diluted share, compared to $6.9 million, or $0.96 per diluted share, in 2007.

”We continue to remain profitable, well capitalized and have high levels of liquidity to meet our customer’s needs during this very difficult period in our core business.  We are disappointed with our 2008 performance as it compares to previous years, but we are encouraged by the profitability of our core business net of loan loss provisions.  Through diligence and constant effort in shaping our balance sheet, we have been able to keep our net interest margin at a level above that of our peers,” stated Lawrence P. Ward, President and CEO.  “We will continue to focus on asset quality and capital preservation, as we work through credit quality issues.  Looking forward, we are progressing with various cost containment measures in an effort to mitigate the decline in income as a result of the substantial increase in the provisions to the allowance for loan losses in 2008.  While not quantifiable at this point, we expect that the implementation of these measures will create additional efficiencies in 2009.”

2008 Financial Highlights:
•	Net income for the year was $1.6 million, or $0.21 per diluted share.
•	Net interest income increased 24% to $37.6 million compared to a year ago.
•	Net interest margin was 5.21% for the year.
•	Added $12.2 million to the allowance for loan losses.
•	Net loans increased 10% to $668 million compared to a year ago.
•	Core deposits represent 69% of total deposits.
•	Remains well capitalized with total Risk-Based capital of 10.56%.

Asset Quality
“We continue to maintain diligent oversight of the loan portfolio and have been extremely proactive in monitoring credit quality,” said Ward.  “As such we have devoted considerable resources to this effort.  Recently the loan portfolio has undergone a regulatory review, an internal review by staff as well as the regularly scheduled annual review performed by an independent asset quality review audit firm.  In addition to our regular internal review of certain credits within the portfolio, we have concluded that an independent loan review will be conducted semi-annually in an effort to more quickly identify any additional problem assets and mitigate any potential loss to Heritage Oaks.”

“We have also taken a very aggressive position with respect to the adequacy of the allowance for loan losses.  The larger provision during 2008 was based not only on identified potential problem credits which have been accounted for at year-end, but also due to qualitative factors as a result of the current negative economic environment,” added Ward.

“While the Bank’s underlying business remains strong, the housing and general economic slowdown has led to an increase in non-performing loans, which makes it prudent to write-down these loans to their current fair market value and to strengthen our reserve position at this time,” said Ward.  “The collateral securing the loans charged-off during the fourth quarter include, among other things, real-estate within the Heritage Oaks market footprint and various forms of business assets.  We are currently working with borrowers and collateral is being actively marketed to minimize future charge-offs.”

HEOP 4Q08 Results
January 26, 2009

It should also be noted that Heritage Oaks Bank has no direct exposure to sub-prime mortgage lending and minimal exposure to speculative construction for single family residences that have not already been identified as non-performing.

Loan Charge-offs

As announced on December 18, 2008, Heritage Oaks wrote down 23 loans, made to 12 borrowers, to the current fair market value of the underlying collateral during the fourth quarter. The following table provides a summary of those charge-offs as well as charge-offs the bank incurred for the full year of 2008 (differences in amounts in each category to those that were reported in the December 18, 2008 Press Release are due to re-slotting issues):

	Q4	YTD
(dollars in thousands)	2008	2008
Commercial and industrial	$2,995	$3,854
Construction	914	1,837
Land	1,434	1,434
1-4 family residential	556	555
Commercial real-estate	35	340
Other	7	56

Total 2008 charge-offs	$5,941	$8,076

Loans the Bank charged-off during the quarter include the following:

•
Eleven loans classified as commercial and industrial made to eight borrowers.  A substantial portion of the balances charged-off within this category is attributed to the write-down of one loan in the amount of $2.1 million.  Loans within this category are secured by real-estate, land and various business assets located within the Bank’s market area.  Additionally, the Bank repossessed collateral securing one loan within this category in the amount of $63,000 and is included in Other Assets.

•
Five loans classified as single family residential construction – spec made to three borrowers.  Loans within this category are secured by real-estate in various stages of construction.  During the fourth quarter, the Bank received payments in the approximate amount of $1.3 million related to one loan within this category.  Of the remaining balance for this loan, approximately $0.4 million was charged-off and $0.5 million moved to OREO status.

•
Three loans classified as land made to three borrowers.  Contributing significantly to charge-offs within this category was the write-down of one loan in the amount of $1.2 million.  This loan as well as others within this category are secured by land in the Bank’s market area.

•
Three loans classified as residential 1-4 family.  During the quarter, the Bank moved the remaining balance of one loan in the amount of $0.4 million to OREO status after writing down the balance by approximately $0.3 million.  Real-estate securing loans within this category are located in the Bank’s market area.

•	One loan in the category of commercial real-estate was partially charged-off in the amount of $35,000. This loan is also secured by real-estate in the Bank’s market area.

Charge-offs, net of recoveries of $130,000 for all of 2008 totaled $7.9 million.

“We continue to closely monitor our credit quality, and as previously mentioned, have implemented additional precautionary measures that include pro-actively identifying credit weaknesses early in the collection cycle, increasing the oversight frequency of watch list credits and devoting additional internal resources to monitoring those credits,'' added Ward.

HEOP 4Q08 Results
January 26, 2009

Non-Performing Assets

At year-end, non-accruing balances totaled $18.3 million, which is a decline of approximately $4.1 million from the $22.4 million reported at September 30, 2008.  The majority of the change can be attributed to the charge-offs mentioned above, the addition of a $1.5 million loan to non-accruing status, and approximately $1.1 million in loan balances moving to other real estate owned (“OREO”) status during the fourth quarter of 2008.  Recent appraisals on real-estate for non-performing loans have been obtained and management is currently working with all borrowers where possible in order to bring a speedy resolution to these problem assets in an effort to minimize any future losses.

Non-performing assets declined to $20.0 million, or 2.48% of total assets at year end, compared to $22.6 million, or 2.87% of total assets, at the end of the previous quarter.

The following table provides a summary of certain key asset quality balances as of December 31, 2008 and September 30, 2008:

NON-PERFORMING ASSETS	12/31/2008	9/30/2008

Loans on non-accrual status	$18,327	$22,390
Loans more than 90 days delinquent, still accruing	348	-
Total non-performing loans	18,675	22,390
Other real estate owned (OREO)	1,337	197
Total non-performing assets	$20,012	$22,587

Total non-performing assets to total assets	2.48%	2.87%

At December 31, 2008, the allowance for loan losses was $10.4 million, or 1.53% of total gross loans, compared to $10.4 million, or 1.55% of total gross loans as of September 30, 2008.  Net charge-offs during the quarter were $5.9 million with recoveries of $3,000.

Heritage Oaks recorded a $6.0 million provision for loan losses in the fourth quarter of 2008, compared to a $3.2 million provision for loan losses in the previous quarter and a $140,000 provision for loan losses in the fourth quarter a year ago.  For the full year Heritage Oaks recorded approximately $12.2 million in provisions for loan losses compared to $0.7 million in 2007.

Capital Position
On January 7, 2008, Heritage Oaks announced that it received preliminary approval to participate in the U.S. Treasury’s voluntary Capital Purchase Program.  The Treasury intends to purchase approximately $21 million in senior preferred stock of Heritage Oaks Bancorp and will receive warrants to purchase shares of our common stock subject to the standard terms and conditions of the program.

“Participation in the Capital Purchase Program affirms Heritage Oaks’ position as a strong and healthy financial institution,” said Ward.  “This new equity will help us to preserve capital as well as to fortify our balance sheet by allowing us to do more lending, and it also affords us opportunities for future growth.”

Heritage Oaks has over $68.9 million in Tier I capital and $78.2 million in Total Risk Based capital and remains “well capitalized” by regulatory standards with a Total Risk-Based capital ratio of 10.56% and a Tier One Risk-Based capital ratio of 9.31%.  Tangible equity represented 6.94% of total assets at December 31, 2008.

Shareholders’ equity was $70.0 million at year-end, compared to $69.5 million a year ago.  Book value per share was $9.03 at December 31, 2008, compared to $9.04 per share a year earlier and tangible book value per share was $7.21 at December 31, 2008, compared to $7.00 a year earlier.

Liquidity
“Our liquidity remains strong, with a liquidity ratio of 6.1% at December 31, 2008, which we believe provides sufficient ability to meet the needs of our customers,” Ward added.  Additionally, the Bank has borrowing lines with the Federal Home Loan Bank (“FHLB”) as well as credit arrangements with correspondent banks to provide liquidity for a variety of reasons, including the day to day demands of our depositors.  At December 31, 2008, the Bank’s remaining capacity to borrow against these lines was approximately $88.5 million.  Additionally, the Bank has the ability to purchase brokered funds from a variety of sources, providing for additional secondary funding.

Balance Sheet
“Our market area along the Central Coast has historically been less affected by economic fluctuations and real-estate valuations, compared to other areas of California,” said Ward.  “While the economy in our primary markets of San Luis Obispo and Santa Barbara counties have not been immune to the negative impacts of both the national and state economies, the abundant tourism that has developed over the past decade in our market area, especially in the wine industry and coastal communities, has helped sustain our local economy in previous economic downturns.”

HEOP 4Q08 Results
January 26, 2009

Net loans grew 2% over the prior quarter and 10% year-over-year.  Net loans were $668 million at December 31, 2008, compared to $654 million at the end of the preceding quarter and $605 million a year ago. “We continue to see good loan demand in our Santa Barbara market, especially in C&I lending,” Ward said.  “However, loan growth has slowed in San Luis Obispo County.  While we are still making new loans, our underwriting criteria are very conservative and it takes a borrower with a very high credit rating to get approved for a loan.  In addition, we remain very selective in the types of loans we choose to originate.  Earlier in 2008 we chose not to originate single family speculative construction loans and have no plans to lend in this segment in the near future.”

Total deposits were $604 million at December 31, 2008, compared to $589 million at September 30, 2008, and $645 million a year ago.  Core deposits declined $10 million on a linked quarter basis and represent 69% of total deposits.  “While we continue to concentrate on increasing core deposits in order to rely less on secondary funding sources and to maintain our healthy net interest margin, we have chosen not to participate in the irrational deposit pricing that has been going on in our markets.

“We strategically looked at the cost of deposits, and as such we have openly let high cost deposits leave the bank and supplemented them with FHLB borrowings at lower rates, which helped us to significantly reduce interest expense during the quarter,” said Ward.  “As a result our money market, NOW and savings account balances remain nearly unchanged from a year ago, and time deposits under $100,000 decreased 13% compared to a year ago.”

Net Interest Margin
“Despite the 175 basis point decrease in the targeted Fed Funds Rate during the fourth quarter of 2008 we were able to effectively keep our margin in the 5% range,” said Ward.  “This is due in part to our relatively strong core deposit base and our balance sheet management.”  The net interest margin was 5.04% for the fourth quarter, compared to 5.18% during the preceding quarter and 5.44% for the fourth quarter a year ago.  For the full year the net interest margin was 5.21%, compared to 5.53% in 2007.

Operating Results
Total revenue, consisting of net interest income before the provision for loan losses and non-interest income, was $10.9 million in the fourth quarter, compared to $11.0 million in the third quarter of 2008 and $10.2 million in the fourth quarter of 2007.  For the full year total revenue increased 22% to $43.8 million, compared to $35.8 million in 2007.  Net interest income was $9.4 million in the fourth quarter compared to $9.5 million in the previous quarter and $8.8 million in the fourth quarter a year ago.  For the full year, net interest income increased 24% to $37.6 million compared to $30.4 million in 2007.  Interest expense decreased 34% for the fourth quarter compared to the fourth quarter a year ago, and decreased 5% from the previous quarter.  For the full year, interest expense decreased 15% compared to 2007.

Non-interest income was $1.5 million for the fourth quarter compared to $1.5 million in the previous quarter and $1.4 million in the fourth quarter a year ago.  For all of 2008, non-interest income increased 16% to $6.2 million compared to $5.3 million in 2007.  The increase year-over-year was largely a result of the increase in service charges on deposit accounts, which improved 18% in 2008 compared to 2007, as well as Visa IPO income of $273,000 in the second quarter of 2008.

“After a full year of operating with the Business First acquisition we have been able to keep expenses in line while successfully integrating Business First into our organization,” said Ward.  “We also kept salary and employee benefits in line and there were no bonuses accrued in 2008.”

Total non-interest expense was $7.2 million for the fourth quarter compared to $7.1 million in the previous quarter and $6.9 million in the fourth quarter a year ago.  For the year, total non-interest expense was $29.4 million compared to $23.9 million a year earlier.

The efficiency ratio was 66.43% in the fourth quarter of 2008 compared to 64.40% in the previous quarter and 66.89% in the fourth quarter a year ago.  For the year the efficiency ratio was 67.27% compared to 66.67% in 2007. The efficiency ratio measures operating expenses as a percent of total net revenues.

HEOP 4Q08 Results
January 26, 2009

About the Company
Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank.  Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County.  The Business First division has two branch offices in Santa Barbara.  Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to the ability to successfully integrate the operations of Business First National Bank, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, the ongoing financial crisis in the United States, and the response of the federal and state government and our regulators thereto, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings.  If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements.  Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

HEOP 4Q08 Results
January 26, 2009

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(un-audited)	(un-audited)	(audited)	Percentage Change Vs.
(dollar amounts in thousands)	12/31/2008	9/30/2008	12/31/2007	9/30/2008	12/31/2007
Assets
Cash and due from banks	$17,921	$18,914	$23,254	-5.3%	-22.9%
Federal funds sold	6,650	8,835	23,165	-24.7%	-71.3%
Total cash and cash equivalents	24,571	27,749	46,419	-11.5%	-47.1%

Interest bearing deposits with other banks	119	119	330	0.0%	-63.9%
Securities available for sale	50,762	52,634	47,556	-3.6%	6.7%
Federal Home Loan Bank stock, at cost	5,123	5,006	3,045	2.3%	68.2%
Loans held for sale	7,939	2,955	902	168.7%	780.2%
Loans, net (1)	668,034	654,403	605,342	2.1%	10.4%
Property, premises and equipment	6,827	6,769	6,390	0.9%	6.8%
Deferred tax assets	9,700	7,085	5,290	-8.8%	83.4%
Bank owned life insurance	10,737	10,631	9,923	51.5%	8.2%
Goodwill	11,541	11,541	10,911	0.0%	5.8%
Core deposit intangible	3,691	3,906	4,551	-5.5%	-18.9%
Other real estate owned	1,337	197	-	578.7%	-
Other assets	5,207	4,940	4,895	5.4%	6.4%
Total assets	$805,588	$787,935	$745,554	2.2%	8.1%

Liabilities
Deposits
Non-interest bearing demand	$147,044	$155,267	$153,684	-5.3%	-4.3%
Savings, NOW, and money market	296,488	269,744	317,911	9.9%	-6.7%
Time deposits of $100K or more	75,111	75,657	75,966	-0.7%	-1.1%
Time deposits under $100K	84,878	88,583	97,247	-4.2%	-12.7%
Total deposits	603,521	589,251	644,808	2.4%	-6.4%
Short term FHLB borrowing	99,000	96,500	4,000	2.6%	2375.0%
Long term FHLB borrowing	10,000	10,000	4,000	0.0%	150.0%
Securities sold under agreements to repurchase	2,796	1,235	1,936	126.4%	44.4%
Junior subordinated debentures	13,403	13,403	13,403	0.0%	0.0%
Other liabilities	6,835	6,592	7,957	3.7%	-14.1%
Total liabilities	735,555	716,981	676,104	2.6%	8.8%
Stockholders' equity
Common stock, no par value; 20,000,000
shares authorized; issued and outstanding:
7,753,078; 7,709,600 and 7,683,829
December 31, 2008; September 30, 2008;
and December 31, 2007, respectively	48,649	48,456	43,996	0.4%	10.6%
Additional paid in capital	1,055	947	672	11.4%	57.0%
Retained earnings	21,420	22,675	24,598	-5.5%	-12.9%
Accumulated other comprehensive income	(1,091)	(1,124)	184	2.9%	-692.9%
Total stockholders' equity	70,033	70,954	69,450	-1.3%	0.8%
Total liabilities and stockholders' equity	$805,588	$787,935	$745,554	2.2%	8.1%

(1) Loans are net of deferred loan fees of $1,701; $1,647; $1,732 and allowance for loan losses of $10,412; $10,350; $6,143 for December 31, 2008, September 30, 2008, and December 31, 2007 respectively.

HEOP 4Q08 Results
January 26, 2009

Heritage Oaks Bancorp
Consolidated Statements of Income

	(un-audited)	(un-audited)	(un-audited)
	For the Three Months Ended			Percentage Change Vs.
(dollar amounts in thousands except per share data)	12/31/2008	9/30/2008	12/31/2007	9/30/2008	12/31/2007
Interest Income
Interest and fees on loans	$11,484	$11,731	$12,337	-2.1%	-6.9%
Investment securities	728	786	609	-7.4%	19.5%
Federal funds sold and commercial paper	10	18	208	-44.4%	-95.2%
Time certificates of deposit	1	1	1	0.0%	0.0%
Total interest income	12,223	12,536	13,155	-2.5%	-7.1%
Interest Expense
NOW accounts	104	88	135	18.2%	-23.0%
MMDA accounts	842	773	1,582	8.9%	-46.8%
Savings accounts	17	25	169	-32.0%	-89.9%
Time deposits of $100K or more	611	620	926	-1.5%	-34.0%
Other time deposits	616	702	1,198	-12.3%	-48.6%
Borrowed funds	681	803	364	-15.2%	87.1%
Total interest expense	2,871	3,011	4,374	-4.6%	-34.4%
Net interest income before provision for loan losses	9,352	9,525	8,781	-1.8%	6.5%
Provision for loan losses	6,000	3,200	140	87.5%	4185.7%
Net interest income after provision for loan losses	3,352	6,325	8,641	-47.0%	-61.2%
Non Interest Income
Service charges on deposit accounts	797	878	829	-9.2%	-3.9%
Other income	701	635	610	10.4%	14.9%
Total non-interest income	1,498	1,513	1,439	-1.0%	4.1%
Non-Interest Expense
Salaries and employee benefits	3,664	3,651	3,819	0.4%	-4.1%
Occupancy and equipment	1,198	1,076	1,130	11.3%	6.0%
Other expenses	2,346	2,381	1,925	-1.5%	21.9%
Total non-interest expenses	7,208	7,108	6,874	1.4%	4.9%
Income before provision for income taxes	(2,358)	730	3,206	-423.0%	-173.5%
Provision for income taxes	(1,104)	196	1,228	-663.3%	-189.9%
Net income	$(1,254)	$534	$1,978	-334.8%	-163.4%

Average basic shares outstanding	7,724,093	7,709,600	7,682,709
Average diluted shares outstanding	7,785,211	7,798,321	7,887,206
Basic earnings per share	$(0.16)	$0.07	$0.26
Fully diluted earnings per share	$(0.16)	$0.07	$0.25

HEOP 4Q08 Results
January 26, 2009

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(audited)	Percentage
	For the Twelve Months Ended		Change Vs.
(dollar amounts in thousands except per share data)	12/31/2008	12/31/2007	12/31/2007
Interest Income
Interest and fees on loans	$47,038	$42,425	10.9%
Investment securities	2,964	1,956	51.5%
Federal funds sold and commercial paper	140	785	-82.2%
Time certificates of deposit	8	8	0.0%
Total interest income	50,150	45,174	11.0%
Interest Expense
NOW accounts	447	262	70.6%
MMDA accounts	3,720	4,411	-15.7%
Savings accounts	208	238	-12.6%
Time deposits of $100K or more	2,436	2,046	19.1%
Other time deposits	2,892	4,914	-41.1%
Borrowed funds	2,861	2,880	-0.7%
Total interest expense	12,564	14,751	-14.8%
Net interest income before provision for loan losses	37,586	30,423	23.5%
Provision for loan losses	12,215	660	1750.8%
Net interest income after provision for loan losses	25,371	29,763	-14.8%
Non Interest Income
Service charges on deposit accounts	3,284	2,774	18.4%
Other income	2,885	2,575	12.0%
Gain on sale of investment securities	37	-	-
Total non-interest income	6,206	5,349	16.0%
Non-Interest Expense
Salaries and employee benefits	15,561	13,501	15.3%
Occupancy and equipment	4,542	3,381	34.3%
Other expenses	9,331	7,026	32.8%
Total non-interest expenses	29,434	23,908	23.1%
Income before provision for income taxes	2,143	11,204	-80.9%
Provision for income taxes	497	4,287	-88.4%
Net income	$1,646	$6,917	-76.2%

Average basic shares outstanding	7,708,353	6,984,174
Average diluted shares outstanding	7,819,640	7,228,804
Basic earnings per share	$0.21	$0.99
Fully diluted earnings per share	$0.21	$0.96

HEOP 4Q08 Results
January 26, 2009

Additional Financial Information
(dollar amounts in thousands)	For the Quarters Ended			Percentage Change Vs.
LOANS	12/31/2008	9/30/2008	12/31/2007	9/30/2008	12/31/2007
Real Estate Secured
Multi-family residential	$16,206	$13,997	$12,779	15.8%	26.8%
Residential 1 to 4 family	23,910	29,031	24,326	-17.6%	-1.7%
Home equity lines of credit	26,409	22,247	17,470	18.7%	51.2%
Commercial	285,631	281,269	274,266	1.6%	4.1%
Farmland	10,723	10,630	11,557	0.9%	-7.2%
Commercial
Commercial and industrial	157,674	151,323	133,981	4.2%	17.7%
Agriculture	13,744	13,059	11,367	5.2%	20.9%
Other	620	662	732	-6.3%	-15.3%
Construction
Single family residential	11,414	12,897	10,239	-11.5%	11.5%
Single family residential - Spec.	15,395	17,469	18,718	-11.9%	-17.8%
Tract	2,431	1,999	1,664	21.6%	46.1%
Multi-family	5,808	7,803	9,054	-25.6%	-35.9%
Hospitality	18,630	14,177	16,784	31.4%	11.0%
Commercial	21,484	25,624	30,677	-16.2%	-30.0%
Land	61,681	55,704	31,064	10.7%	98.6%
Installment loans to individuals	7,851	7,889	7,977	-0.5%	-1.6%
All other loans (including overdrafts)	536	620	562	-13.5%	-4.6%
Total gross loans	$680,147	$666,400	$613,217	2.1%	10.9%
Deferred loan fees	(1,701)	1,647	1,732	-203.3%	-198.2%
Allowance for loan losses	(10,412)	10,350	6,143	-200.6%	-269.5%
Net loans	$692,260	$654,403	$605,342	5.8%	14.4%
Loans held for sale	$7,939	$2,955	$902	168.7%	780.2%

	For the Quarters Ended			For the Years Ended
ALLOWANCE FOR LOAN LOSSES	12/31/2008	9/30/2008	12/31/2007	12/31/2008	12/31/2007

Balance, beginning of period	$10,350	$8,128	$4,720	$6,143	$4,081
Provision expense	6,000	3,200	140	12,215	660
Credit losses charged against allowance	(5,941)	(1,033)	(213)	(8,076)	(249)
Recoveries of loans previously charged off	3	55	115	130	270
Credit from purchase of Business First Bank	-	-	1,381	-	1,381
Balance, end of period	$10,412	$10,350	$6,143	$10,412	$6,143

Net (charge-offs) / recoveries	$(5,938)	$(978)	$(98)	$(7,946)	$21
Net charge-offs / average loans outstanding	0.88%	0.15%	0.02%	1.21%	0.00%
Allowance for loan losses / total loans outstanding	1.53%	1.55%	1.00%

				Percentage Change Vs.
NON-PERFORMING ASSETS	12/31/2008	9/30/2008	12/31/2007	9/30/2008	12/31/2007

Loans on non-accrual status	$18,327	$22,390	$338	-18.1%	5322.2%
Loans more than 90 days delinquent, still accruing	348	-	-	-	-
Total non-performing loans	18,675	22,390	338	-16.6%	5425.1%
Other real estate owned (OREO)	1,337	197	-	578.7%	-
Total non-performing assets	$20,012	$22,587	$338	-11.4%	5820.7%

Total non-performing assets to total assets	2.48%	2.87%	0.05%	-13.3%	5379.5%

				Percentage Change Vs.
DEPOSITS	12/31/2008	9/30/2008	12/31/2007	9/30/2008	12/31/2007

Non-interest bearing demand	$147,044	$155,267	$153,684	-5.3%	-4.3%
Interest-bearing demand	72,952	71,601	69,558	1.9%	4.9%
Regular savings accounts	21,835	22,484	41,599	-2.9%	-47.5%
Money market accounts	201,701	175,659	206,754	14.8%	-2.4%
Total interest-bearing transaction & savings accounts	296,488	269,744	317,911	9.9%	-6.7%
Time deposits	139,872	144,011	160,692	-2.9%	-13.0%
Brokered time deposits	20,117	20,229	12,521	-0.6%	60.7%

Total deposits	$603,521	$589,251	$644,808	2.4%	-6.4%

HEOP 4Q08 Results
January 26, 2009

	Three Months Ended			Twelve Months Ended
PROFITABILITY / PERFORMANCE RATIOS	12/31/2008	9/30/2008	12/31/2007	12/31/2008	12/31/2007
Operating efficiency	66.43%	64.40%	66.89%	67.27%	66.67%
Return on average equity	-6.93%	2.94%	12.09%	2.29%	12.68%
Return on average tangible equity	-8.65%	3.71%	13.54%	2.91%	14.25%
Return on average assets	-0.63%	0.27%	1.12%	0.21%	1.16%
Other operating income to average assets	0.75%	0.76%	0.90%	0.80%	0.92%
Other operating expense to average assets	3.61%	3.59%	3.97%	3.78%	3.99%
Net interest income to average assets	4.68%	4.81%	5.04%	4.82%	5.06%
Non-interest income to total net revenue	13.81%	13.71%	15.16%	14.17%	15.39%

ASSET QUALITY AND CAPITAL RATIOS

Non-performing loans to total gross loans	2.75%	3.36%	0.13%
Non-performing loans as a % of ALLL	179.36%	216.33%	13.58%
Non-performing loans as a % of total assets	2.32%	2.84%	0.05%
Non-performing loans to primary capital	26.67%	31.56%	1.19%
Leverage ratio	8.84%	9.01%	10.69%
Tier I Risk-Based Capital Ratio	9.31%	9.67%	11.65%
Total Risk-Based Capital Ratio	10.56%	10.92%	12.58%

AVERAGE BALANCES AND RATES	Three Months Ended			Twelve Months Ended
(dollars in thousands)	12/31/2008	9/30/2008	12/31/2007	12/31/2008	12/31/2007
Average investments	$57,135	$60,474	$38,166	$59,373	$39,964
Average federal funds sold	5,774	3,342	29,447	6,583	15,117
Average loans	675,742	667,441	466,749	656,105	468,007
Average earning assets	738,651	731,257	534,362	722,061	523,088
Average non-earning assets	66,340	65,230	46,858	65,359	52,443
Average for loan losses	(10,002)	(8,664)	(4,600)	(7,845)	(4,401)
Average assets	$794,989	$787,823	$576,620	$779,575	$571,130

Average non-interest bearing demand deposits	$153,432	$155,582	$133,432	$151,529	$137,706
Average interest bearing deposits	461,162	442,799	353,845	452,559	318,118
Average other borrowings	101,012	109,721	26,804	95,973	56,700
Average other liabilities	7,388	7,585	9,098	7,766	6,525
Average liabilities	722,994	715,687	523,179	707,827	519,049
Average equity	71,995	72,136	53,441	71,748	52,081
Average liabilities and equity	$794,989	$787,823	$576,620	$779,575	$571,130

Interest rate yield on loans	6.76%	6.99%	8.55%	7.17%	8.60%
Interest rate yield on investments	5.08%	5.18%	4.44%	5.01%	4.45%
Interest rate yield on federal funds sold	0.69%	2.14%	5.19%	2.13%	5.10%
Interest rate yield on interest earnings assets	6.58%	6.82%	8.07%	6.95%	8.18%
Interest rate expense on deposits	1.42%	1.47%	2.55%	1.61%	2.31%
Interest rate expense on other borrowings	2.68%	2.91%	6.08%	2.98%	5.93%
Interest rate expense on interest bearing liabilities	2.03%	2.17%	3.69%	2.29%	3.70%
Average equity to average assets	9.06%	9.16%	9.27%	9.20%	9.12%
Net interest margin	5.04%	5.18%	5.44%	5.21%	5.53%

NOTE:  Transmitted on Globe Newswire on January 26, 2009 at 1:00 p.m. PST